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[Letterhead of Valuemetrics, Inc.]


March 16, 2000


Board of Directors
Riddell Sports, Inc.


Gentlemen:

         The undersigned hereby consents to the inclusion of its name under the heading "Experts" in the Company's Amendment No. 3 to its Registration Statement on Form S-1, registration no. 333-92781.


Very truly yours,

VALUEMETRICS, INC.



By:  /s/ John L. Miscione
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      John L. Miscione, Managing Director